                                                                     EXHIBIT 3.5

                              First Charter, MHC

                                    Charter

          Section 1. Corporate Title. The name of the mutual holding company is First Charter, MHC (the "Mutual Company").

          Section 2. Duration. The duration of the Mutual Company is perpetual.

          Section 3. Purpose and Powers. The purpose of the Mutual Company is to pursue any or all of the lawful objectives of a federal mutual savings and loan holding company chartered under section 10(o) of the Home Owners' Loan Act, 12 U.S.C. 1467a(o), and to exercise all of the express, implied, and incidental powers conferred thereby and all acts amendatory thereof and supplemental thereto, subject to the Constitution and the laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision ("OTS").

          Section 4. Capital. The Mutual Company shall have no capital stock.

          Section 5. Members. All holders of CharterBank's (the "Bank") savings, demand, or other authorized accounts are members of the Mutual Company. With respect to all questions requiring action by the members of the Mutual Company, each holder of an account in the Bank shall be permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the member's account. In addition, borrowers from the Bank, as of the effective date of the Bank's reorganization to stock form, shall be entitled to one vote for the period of time during which such borrowings are in existence. No member, however, shall cast more than 1,000 votes. All accounts shall be nonassessable.

          Section 6. Directors. The Mutual Company shall be under the direction of a board of directors. The authorized number of directors shall not be fewer than five nor more than 15, as fixed in the Mutual Company's bylaws, except that the number of directors may be increased to a number greater than 15, or decreased to a number less than 5 with the prior approval of the Director of the OTS or his or her delegate. Directors shall be elected for periods of three years and until their successors are elected and qualified, except that provision shall be made for the election of approximately one-third of the board each year.

          Section 7. Capital, Surplus, and Distribution of Earnings. The Mutual Company shall maintain general reserves for the sole purpose of meeting losses; such reserves shall include the reserve required for insurance of accounts. Any losses may be charged against general reserves. As of June 30 and December 31 of each year, after payment or provision for payment of all expenses, credits to general reserves and such credits to surplus as the board of directors may determine, and provision for bonus on savings accounts as authorized by regulations made by the OTS, the board of directors of the Mutual Company may cause the remainder of the net earnings of the Mutual Company for the 6 months' period to be distributed promptly on its savings accounts, ratably, as declared by the board of directors, to the withdrawal value thereof; in lieu of or in addition to such net earnings any of the association's surplus funds may be likewise distributed. Such net earnings shall be credited to savings accounts or paid, as directed by the owner. All holders of savings accounts shall participate at the same rate and on the same basis in the distribution of earning: Provided, that the association is not required to distribute earnings on short-term savings accounts or on accounts of $10 or less. Except as provided above, earnings shall be declared on all savings accounts of record at the close of each such 6 months' period, on the withdrawal value of each such account at the beginning of said 6 months' period, plus the payments made thereon during such period (less amounts withdrawn and, for the purposes of participation in earnings, deducted from the latest previous payments), computed at the declared rate for the time invested, determined as provided below. The date of investment shall be the date of actual receipt of such payments by the Mutual Company, unless the board of directors fixes a date, not later than the tenth of the month, for determining the date of investment of payment on savings accounts or designated classes thereof. Payments, affected by such determination date, received by the Bank on or before such determination date, shall receive earnings as if invested on the first of such month. Payments affected by such determination date, received subsequent to such determination date, shall receive earnings as if invested on the first of the succeeding month. Notwithstanding any other provision of its charter, the Mutual Company may distribute net earnings on its savings accounts on such other basis and in accordance with such other terms and conditions as may from time to time be authorized by regulations made by the OTS.

          All holders of accounts of the Bank shall be entitled to equal distribution of the assets of the Mutual Company, pro rata to the value of their accounts in the Bank, in the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Mutual Company.

          Section 8. Amendment. Adoption of any preapproved charter amendment shall be effective after such preapproved amendment has been approved by the members at a legal meeting. Any other amendment, addition, change, or repeal of this charter must be approved by the OTS prior to approval by the members at a legal meeting, and shall be effective upon filing with the OTS in accordance with regulatory procedures.


                                     FIRST CHARTER, MHC


Attest:______________________     By: __________________________________________
       Bonnie F. Bonner               Robert L. Johnson
                                      President and Chief Executive Officer



                                      OFFICE OF THRIFT SUPERVISION



Attest:______________________     By: __________________________________________
       Secretary of the Office        Director of the Office of Thrift
       Supervision of Thrift          Supervision


Effective Date:______________

                                      -2-